Exhibit 10.3

FINAL

United States Sub-Plan to the

IL Makiage Cosmetics (2013) Ltd. 2020 Equity Incentive Plan

As approved by the Board of Directors on: April 1, 2020

As approved by the Shareholders on: April 1, 2020

1.	PURPOSE

The Board of IL Makiage Cosmetics (2013) Ltd. (the “Company”) established the IL Makiage Cosmetics (2013) Ltd. 2020 Equity Incentive Plan (the “Plan”). Through the Plan, the Company established a framework to aid the Company in attracting, retaining, motivating and rewarding employees and non-employee directors of, and consultants to, the Company or its subsidiaries or Affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareholders by closely aligning the interests of U.S. Participants with those of shareholders.

According to the authority granted to the Board of Directors of the Company under Section 4.2 of the Plan, the Board determined that it was necessary and desirable to establish a sub-plan of the Plan (the “U.S. Sub-Plan”) for the purpose of granting Awards to Eligible Persons who are residents of the United States or who are or may become subject to U.S. tax (i.e., income tax, social security and/or withholding tax (“U.S. Participants”)), including (i) stock options which qualify as Incentive Stock Options (“ISOs”) within the meaning of Section 422 of the Code, (ii) stock options that are

Nonstatutory Stock Options (“NSOs”), and (iii) Share Awards, consisting of Restricted Shares or Restricted Share Units (which may be settled in Shares or cash, per the terms of applicable Award Agreement). It is the intent for all Awards to be exempt from or comply with Section 409A of the Code, and to comply with certain other provisions and exemptions under U.S. law. All Awards granted to U.S. Participants are subject to the terms and conditions of the Plan and this U.S. Sub-Plan; provided, that to the extent that the terms and conditions of the Plan differ from or conflict with, the terms or conditions of this U.S. Sub-Plan, the terms and conditions of this U.S. Sub-Plan shall prevail.

2.	INTERPRETATION

For the purposes of the U.S. Sub-Plan, the definitions set out in the Plan shall apply to the U.S. Sub-Plan as such definitions apply to the Plan and in addition the following terms shall have the following meanings (unless the context requires otherwise):

2.1	"Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation, and regulations thereto.

2.2	“Director” means a member of the Board, manager or comparable governing body of the Company or any subsidiary or Affiliate.

2.3	“Disability” means, with respect to a U.S. Participant, the inability of such U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

2.4	“Eligible Person” has the meaning specified in Section 3.1.1.

2.5	“Employee” has the meaning specified in the Plan, except that for purposes of the U.S. Sub-Plan, an Employee shall also include any person whom the Company or an Affiliate classifies as an employee (including any officer who is an employee) for U.S. employment tax purposes regardless of whether such individual has signed an employment agreement with the Company or an Affiliate.

2.6	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.7	“Incentive Stock Option” or “ISO” means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

2.8	“M&A Transaction” For purposes of the U.S. Sub-Plan only, the term “substantially all,” as used in the definition of M&A Transaction in the Plan, shall mean “more than 50%.”

2.9	“Nonstatutory Stock Option” or “NSO” means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

2.10	“Securities Act” means the U.S. Securities Act of 1933, as amended.

2.11	“Ten Percent Stockholder” means a person who, at the time an Option is granted to such person, owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power (as defined under applicable U.S. law) of all classes of shares of the Company within the meaning of Section 422(b)(6) of the Code.

3.	TERMS

3.1	Eligibility and Certain Award Limitations.

3.1.1	Eligibility.

3.1.1.1	In General. Awards may be granted under the U.S. Sub-Plan only to Eligible Persons. For purposes of the U.S. Sub-Plan, an "Eligible Person" means (i) an Employee, (ii) a non-employee executive officer or non-employee Director of the Company or an Affiliate, or (iii) a Consultant, subject to the limitations of Section 3.1.2 below.

3.1.1.2	Incentive Stock Options. Options intended to qualify as Incentive Stock Options may be granted only to an Employee of the Company or of a "parent corporation" or "subsidiary corporation" (as those terms are defined in Section 424 of the Code) with respect to the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company for purposes of the U.S. Sub-Plan.

3.1.1.3	Nonstatutory Stock Options (limitation of eligibility). Nonstatutory Stock Options may not be granted to Employees, Directors, or Consultants who are providing services to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless the Company, in consultation with its legal counsel, has determined that such Options are exempt from, or alternatively comply with, the distribution requirements of Section 409A of the Code.

3.1.2	Consultants. A Consultant will not be eligible for the grant of an Option if, at the time of grant, either the offer or sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

3.1.3	Change in Time Commitment. In the event a U.S. Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, a U.S. Participant has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the U.S. Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award (as may be permitted by law at the time of such change in time commitment). In the event of any such reduction, the U.S. Participant will have no right with respect to any portion of the Award that is so reduced or extended.

3.1.4	Requirement to Sign Shareholders’ Agreements. In connection with the grant, vesting and/or exercise of any Award under the Plan or U.S. Sub-Plan, the Board may require a Participant to execute and become a party to agreements entered with Shareholders of the Company (collectively referred to as “Shareholders’ Agreement”) as a condition of such grant, vesting and/or exercise. The Shareholders’ Agreement may contain restrictions on the transferability of shares acquired under the Plan (such as a right of first refusal or a prohibition on transfer) and such shares may be subject to call rights and drag-along rights of the Company and certain of its investors. The Company shall also have any repurchase rights set forth in the Shareholders’ Agreement or any Award Agreement.

3.2	Incentive Stock Options. The following provisions shall control any grants of Options that qualify as Incentive Stock Options:

3.2.1	Grants of Incentive Stock Options. Each Option that is intended to be an Incentive Stock Option must be designated by the Board at the date of grant, and in the Option Agreement, as an Incentive Stock Option, provided that any Option designated as an Incentive Stock Option will be a Nonstatutory Stock Option to the extent the Option fails to meet the requirements of Code Section 422. In the case of an Incentive Stock Option, the Board shall determine the acceptable methods of payment on the date of grant and it shall be included in the applicable Option Agreement.

3.2.2	Additional Limits for Ten Percent Stockholders. As provided by Section 422(c)(5) of the Code, a person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its subsidiaries will not be eligible for the grant of an Incentive Stock Option unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the date of grant and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. The attribution rules of Section 424(d) of the Code will be applied in determining stock ownership.

3.2.3	Maximum ISO Limit. The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 93,651 Shares (the “ISO Share Limit”) (subject to adjustment as provided in Section 14 of the Plan).

3.2.4	No Transfer. As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. If the Board elects to allow the transfer of an Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option.

3.2.5	Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all Shares plans of the Company, including the Plan) become exercisable by a U.S. Participant for the first time during any calendar year for Shares having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000 USD), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 3.2.5, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Shares shall be determined as of the time the option with respect to such Shares was granted. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the U.S. Participant may designate which portion of such Option the U.S. Participant is exercising. In the absence of such designation, the Optionee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, Shares issued pursuant to each such portion shall be separately identified.

3.2.6	Leave of Absence. If a U.S. Participant goes on a leave of absence, and the period of leave exceeds ninety (90) days, then any Incentive Stock Options held by the U.S. Participant shall cease to be treated as an Incentive Stock Option on the 180th day following the first day of such leave and shall thereafter be treated for U.S. tax purposes as a Nonstatutory Stock Option, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

3.2.7	Modification. If an Incentive Stock Option is modified (within the meaning of Code Section 424(h)), such Option will thereupon cease to be treated as an Incentive Stock Option to the extent required by the Code.

3.3	Post-Termination Exercise Period; Extensions; Lapse of ISO Status.

3.3.1	Section 11 of the Plan shall govern the post-Termination exercise periods of Options granted to U.S. Participants pursuant to the U.S. Sub-Plan.

3.3.2	Despite any other provision included in the Plan, no extension of the post-Termination Option exercise period shall be made with respect to any Option held by a U.S. Participant that would constitute an extension of the Option pursuant to Code Section 409A and subject the U.S. Participant to penalties under Section 4999 of the Code.

3.4	Exercise Price. The Exercise Price per share for an Option shall be determined by the Board; provided that such Exercise Price shall be not less than the Fair Market Value of a Share on the effective date of grant of the Option unless expressly determined in writing by the Board on the Option’s date of grant, and subject to compliance with Section 409A of the Code. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an Exercise Price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

3.5	Term of Awards. The Board shall determine the term of each Award, provided that in no event shall any Option be exercisable after the expiration of ten (10) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Board in the Option Agreement, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

3.6	Termination of Employment or Service. If, on the date of Termination, the U.S. Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award shall revert to the Plan. If, after Termination, the entire vested portion of his or her Option shall not be exercised within the applicable time period, the Option shall terminate and the Shares covered by the unexercised vested portion of such Option shall also revert to the Plan.

3.7	Limits on Transferability; Beneficiaries.

3.7.1	In General. No Award or other right or interest of a U.S. Participant under this U.S. Sub-Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such U.S. Participant to any party (other than the Company or a subsidiary or Affiliate thereof), or assigned or transferred by such U.S. Participant otherwise than by will or the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the U.S. Participant only by the U.S. Participant or his or her guardian or legal representative, except as permitted by the Board.

3.7.2	Domestic Relations Orders. Subject to the approval of the Board or a duly authorized officer of the Company, an Award may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option will be deemed to be a Nonstatutory Stock Option as a result of such transfer.

3.7.3	Beneficiary Designation. Subject to the approval of the Board or a duly authorized officer of the Company, a U.S. Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the U.S. Participant, will thereafter be entitled to exercise all rights and interests in the Award, held by the U.S. Participant at the time of death, including the right to exercise an Option, and to receive the Shares or other consideration resulting from the settlement or exercise of such Award. In the absence of such a designation, upon the death of the U.S. Participant, the executor or administrator of the U.S. Participant’s estate will be entitled to exercise all rights and interests in the Award, held by the U.S. Participant at the time of death, including the right to exercise an Option, and to receive the Shares or other consideration resulting from the settlement or exercise of such Award. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

4.	ADMINISTRATION OF U.S. SUB-PLAN

4.1	Manner of Exercise of Board Authority. The express grant of any specific power to the Board, and the taking of any action by the Board, shall not be construed as limiting any power or authority of the Board. To the fullest extent authorized under applicable law, the Board may delegate to officers or managers of the Company or any subsidiary or Affiliate, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, including administrative functions, as the Board may determine.

4.2	Share Limit for Awards Issued to California Residents. For purposes of compliance with Section 25102(o) of the California Corporations Code, the aggregate number of Shares that may be issued pursuant to Awards granted to residents of the state of California will not exceed 93,651 shares.

4.3	Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Board, postpone the issuance or delivery of Shares until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation or listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, as the Board may consider appropriate, and may require any U.S. Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of in compliance with applicable laws, rules, and regulations or listing requirements.

4.4	Disclaimer; Non-Uniform Treatment. Notwithstanding any provision in the U.S. Sub-Plan or Plan to the contrary, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Award do not satisfy the requirements of Section 409A of the Code. The Board’s determination under the Plan and U.S. Sub-Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Board shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and enter into non-uniform and selective Award Agreements.

4.5	Unfunded Plan. The Plan and the U.S. Sub-Plan shall be unfunded. Neither the Company nor the Board shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan or U.S. Sub-Plan.

5.	TAX PROVISIONS

5.1	Section 409A Compliance. The Company intends that Awards granted pursuant to the Plan to U.S. Participants be exempt from or comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Notwithstanding other provisions of this U.S. Sub-Plan or any Award Agreements hereunder, unless otherwise determined by the Board in its sole and absolute discretion, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this U.S. Sub-Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a U.S. Participant. In the event that it is reasonably determined by the Board that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the U.S. Participant holding such Award to be subject to taxation under Section 409A of the Code, including as a result of the fact that the U.S. Participant is a “specified employee” under Section 409A of the Code, the Company will attempt to make such payment on the first day that would not result in the U.S. Participant incurring any tax liability under Section 409A of the Code. The Company shall use commercially reasonable efforts to implement the provisions of this Section 5.1 in good faith; provided that neither the Company, the Board nor any of the Company’s employees, directors or representatives shall have any liability to U.S. Participants with respect to this Section 5.1. Without limiting the foregoing, unless otherwise determined by the Board in its sole and absolute discretion, the terms of Section 4 and of the Plan as they relate to U.S. Participants shall be subject to the requirements and limitations of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that following such effective date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after such effective date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. Notwithstanding any provision of the definition of M&A Transaction in the Plan to the contrary, in the event that any amount or benefit under the Plan or the U.S. Sub-Plan with respect to a U.S. Participant that constitutes deferred compensation under Section 409A of the Code and the settlement of or distribution of such amount or benefit is to be triggered by an M&A Transaction, then such settlement or distribution shall be subject to the event constituting the M&A Transaction also constituting a “change in control event” (as defined in Code Section 409A). The settlement of Restricted Share Units shall occur not later than 2½ months following the year in which they become vested, unless the terms of the Award Agreement specify a later settlement date in compliance with Section 409A of the Code.

5.2	Share Withholding. When, under applicable tax laws, a U.S. Participant incurs tax liability in connection with the exercise, vesting, or settlement of any Award that is subject to tax withholding and the U.S. Participant is obligated to pay the Company the amount required to be withheld, the Board may in its sole discretion allow the U.S. Participant to satisfy the tax withholding obligation by electing to have the Company withhold from the Shares to be issued up to the minimum number of Shares having a Fair Market Value on the date that the amount of tax to be withheld is to be determined that is not more than the amount to be withheld (except as otherwise specifically provided by the Committee, such Shares withheld may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction); or to arrange a mandatory “sell to cover” on U.S. Participant’s behalf (without further authorization) but in no event will the Company withhold Shares or “sell to cover” if such withholding would result in adverse accounting consequences to the Company. Any elections to have Shares withheld or sold for this purpose will be made in accordance with the requirements established by the Board for such elections and be in writing in a form acceptable to the Board.

5.3	No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising an Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which an Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the U.S. Participant.

6.	LIMITATION ON RIGHTS CONFERRED UNDER U.S. SUB-PLAN

Neither this U.S. Sub-Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or U.S. Participant the right to continue as an Eligible Person or U.S. Participant or in the employee or service of the Company or a subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or Affiliate to terminate any Eligible Person’s or U.S. Participant’s employment or service at any time, (iii) giving an Eligible Person or U.S. Participant any claim to be granted any Award under the Plan or to be treated uniformly with other U.S. Participants and employees, or (iv) conferring on a U.S. Participant any of the rights of a shareholder of the Company unless and until the U.S. Participant is duly issued or transferred Shares in accordance with the terms of an Award, an Option is duly exercised, or a Restricted Share Unit is settled. Except as expressly provided in this U.S. Sub-Plan and an Award Agreement, neither this U.S. Sub-Plan nor any Award Agreement shall confer on any person other than the Company and the U.S. Participant any rights or remedies thereunder.

7.	AUTHORIZATION OF SUB-PLAN

7.1	Effectiveness. This U.S. Sub-Plan shall become effective upon its adoption by the Board (the “Effective Date”). It shall continue in effect for a term of ten (10) years from such date or from the date of its approval by the shareholders, whichever is earlier, unless sooner terminated under the terms of the Plan.

7.2	Shareholder Approval. The authority to grant ISOs pursuant to the Plan and this U.S. Sub-Plan to U.S. Participants shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan and this U.S. Sub-Plan are adopted. Any outstanding ISOs, and any Shares purchased pursuant to an ISO under this U.S. Sub-Plan before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within twelve (12) months before or after the Plan and this U.S. Sub-Plan are adopted.

7.3	Nonexclusivity of the Plan. Neither the adoption of this U.S. Sub-Plan by the Board nor its submission to the Shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan or this U.S. Sub-Plan, as it may deem desirable, and such other arrangements may be either applicable generally or only in specific cases.

8.	GOVERNING LAW

This U.S. Sub-Plan shall in all respects be governed by and be construed in accordance with the laws of Israel to the maximum extent permissible, without giving effect to the principals of conflicts of laws of any state or jurisdiction, and applicable provisions of federal law. For the purpose of taxation of U.S. Participant, the provisions of the Code shall also apply.